EXHIBIT 99.1

ENG Announces Third Quarter 2021 Financial Results

HOUSTON, TX, November 4, 2021 -- ENG (NASDAQ:ENG), a leading provider of innovative, project delivery solutions for the energy industry, today announced that, for the third quarter ended September 25, 2021, it reported net income of $2,401,000, or $.07 per share, on revenue of $5,921,000, compared with a net loss of $1,110,000, or $(.04) per share, on revenue of $15,729,000 for the third quarter ended September 26, 2020.

ENG’s $3.5 million improvement in third quarter bottom line performance compared to the same period last year was primarily the result of a Q3 2021 Other Income contribution of $6.4 million, consisting of a $5.0 million forgiveness of the company’s PPP loan obtained in April 2020 and a $1.4 million employee retention credit. Both of these items were used to cover payroll costs in order to maintain our essential workforce. The credits were partially offset by Q3 2021 decreases in revenue and gross margin, in addition to increased business development costs within the company’s Commercial segment, compared to Q3 last year.

The $9.8 million decrease in the company's third quarter revenue -- and $23.5 million decrease in nine-month revenue -- compared with the same periods last year were due primarily to the COVID-19-related non-renewal of several large commercial segment projects, as well as ongoing delays in certain government services projects due to COVID-19-related base closures and travel restrictions. These factors were partially offset by revenue contributed by one large project that did continue into the third quarter of 2021.

For the nine months ended September 25, 2021, the company had a net loss of $1,809,000, or $(.06) per share, on revenue of $29,449,000, compared with net income of $59,000, or $.00 per share, on revenue of $52,871,000 for the nine months ended September 26, 2020.

ENG’s $1.9 million decrease in nine month bottom line performance compared with the same period in 2020 was primarily a result of decreases in revenue and gross margin, in addition to increased business development costs and bad debt reserve within the company’s Commercial segment. These factors were partially offset by employee retention credits in the first and third quarters of 2021 and the PPP loan forgiveness.

"While it’s clear that ENG's business in the third quarter of 2021 was still being adversely affected by the lingering disruption of the energy industry from the effects of COVID-19,” said ENG CEO Mark A. Hess, “ENG is strongly positioned today to take advantage of the anticipated increase in business activity in our markets. First, we have recently added on-site construction to our suite of client services, a move we are confident will attract additional business that is expected to boost our revenue and earnings starting in this current quarter.

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“Second, earlier this week we announced our partnering with a leading university to build a prototype CO2 sequestration reactor intended to capture the carbon dioxide formed during power generation and other industrial processes and storing it so that it is not released into the atmosphere. This project potentially provides us with yet another source of near and long-term revenue growth.

“Third, thanks to our recent stock offerings we have a strong balance sheet with nearly $25 million cash on hand and less than $1.4 million in long-term debt. This financial stability not only gives our current and prospective clients added comfort, but also provides ENG with far greater ability to execute on many of the opportunities before us, including those in the expanding renewables and green energy sectors.

"These opportunities, plus the continued energy industry recovery from the COVID pandemic, will, we believe, produce improved results for our company for the remainder of this year and into 2022," Mr. Hess concluded.

The following is a summary of the income statements for the three- and nine-month periods ended September 25, 2021 and September 26, 2020:

	For the Three Months Ended		For the Nine Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Revenue	$5,921	$15,729	$29,449	$52,871
Gross profit (loss)	(814)	1,144	272	6,857
Selling, general and administrative expenses	3,089	2,174	9,914	6,621
Operating profit (loss)	(3,903)	(1,030)	(9,642)	236
Net income (loss)	2,401	(1,110)	(1,809)	59

The following table illustrates the composition of the company's revenue and profitability for its operations for the three- and nine-month periods ended September 25, 2021 and September 26, 2020:

	Three Months Ended				Three Months Ended
(amounts in thousands)	September 25, 2021				September 26, 2020
Segment	Total Revenue	% of Total Revenue	Gross Profit (Loss) Margin	Operating Loss Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin

Commercial	$3,935	66.5%	(27.7)%	(66.7)%	$13,867	88.2%	7.1%	1.1%
Government Services	1,986	33.5%	13.8%	(0.3)%	1,862	11.8%	8.5%	(0.3)%
Consolidated	5,921	100.0%	(13.7)%	(65.9)%	15,729	100.0%	7.3%	(6.5)%

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	Nine Months Ended				Nine Months Ended
(amounts in thousands)	September 25, 2021				September 26, 2020
Segment	Total Revenue	% of Total Revenue	Gross Profit (Loss) Margin	Operating Profit (Loss) Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Commercial	$23,141	78.6%	(1.6)%	(26.0)%	$45,180	85.5%	12.7%	7.2%
Government Services	6,308	21.4%	10.3%	(0.5)%	7,691	14.5%	14.5%	8.2%
Consolidated	29,449	100.0%	0.9%	(32.7)%	52,871	100.0%	13.0%	0.4%

The following table presents certain balance sheet items as of September 25, 2021 and December 26, 2020:

(amounts in thousands)	As of September 25, 2021	As of December 26, 2020
Cash	$24,699	$13,706
Working capital	30,980	14,039

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ENGlobal Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Operating revenues	$5,921	$15,729	$29,449	$52,871
Operating costs	6,735	14,585	29,177	46,014
Gross profit	(814)	1,144	272	6,857

Selling, general and administrative expenses	3,089	2,174	9,914	6,621
Operating profit (loss)	(3,903)	(1,030)	(9,642)	236

Other income (expense):
Other income, net	6,371	4	8,061	6
Interest expense, net	(46)	(62)	(161)	(103)
Income (loss) from operations before income taxes	2,422	(1,088)	(1,742)	139

Provision for federal and state income taxes	21	22	67	80

Net income (loss)	2,401	(1,110)	(1,809)	59

Basic and diluted income (loss) per common share:	$0.07	$(0.04)	$(0.06)	$0.00

Basic and diluted weighted average shares used in computing income (loss) per share:	35,159	27,507	30,776	27,529

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ENGlobal Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share amounts)

	September 25, 2021	December 26, 2020
ASSETS
Current Assets:
Cash	$24,699	$13,706
Trade receivables, net of allowances of $1,673 and $386	5,310	7,789
Prepaid expenses and other current assets	217	891
Payroll taxes receivable	3,065	—
Contract assets	3,655	4,090
Total Current Assets	36,946	26,476
Property and equipment, net	1,117	1,263
Goodwill	720	720
Other assets
Right of use asset	3,179	1,628
Deposits and other assets	375	351
Total Other Assets	3,554	1,979
Total Assets	$42,337	$30,438

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,439	$2,138
Accrued compensation and benefits	1,963	3,048
Current portion of leases	1,126	1,541
Contract liabilities	664	1,258
Current portion of note	—	3,707
Current portion of deferred payroll tax	519	—
Other current liabilities	255	745
Total Current Liabilities	5,966	12,437

Deferred payroll tax	519	1,037
Long-term debt	1,377	2,733
Long-term leases	2,502	608
Total Liabilities	10,364	16,815
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 35,208,061 shares issued and outstanding at September 25, 2021 and 27,560,686 shares issued and outstanding at December 26, 2020	35	28
Additional paid-in capital	57,309	37,157
Accumulated deficit	(25,371)	(23,562)
Total Stockholders’ Equity	31,973	13,623
Total Liabilities and Stockholders’ Equity	$42,337	$30,438

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ENGlobal Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Nine Months Ended
	September 25, 2021	September 26, 2020
Cash Flows from Operating Activities:
Net income (loss)	$(1,809)	$59
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	355	313
Share-based compensation expense	166	177
Forgiveness of PPP Loan	(4,974)	—
Changes in current assets and liabilities:
Trade accounts receivable	2,479	(1,268)
Contract assets	435	807
Other current assets	(2,415)	620
Accounts payable	(699)	(177)
Accrued compensation and benefits	(1,085)	883
Contract liabilities	(594)	(2,706)
Income taxes payable	(32)	(76)
Other current liabilities, net	(458)	(361)
Net cash used in operating activities	$(8,631)	$(1,729)

Cash Flows from Investing Activities:
Property and equipment acquired	(187)	(228)
Net cash used in investing activities	$(187)	$(228)

Cash Flows from Financing Activities:
Issuance of common stock, net	19,993	—
Payments on finance leases	(94)	(64)
Proceeds from PPP loan	—	4,937
Interest on PPP loan	25	—
Proceeds (payments) from revolving credit facility	(113)	1,476
Net cash provided by financing activities	$19,811	$6,349
Net change in cash	10,993	4,392
Cash at beginning of period	13,706	8,307
Cash at end of period	$24,699	$12,699

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$155	$103
Right of use assets obtained in exchange for new operating lease liability	$2,613	$963
Cash paid during the period for income taxes (net of refunds)	$151	$16
Debt issuance costs	$—	$140
Leased assets obtained in exchange for new finance lease liabilities	$—	$219
Non-cash transaction: PPP loan forgiveness	$4,974	$—

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For further information on ENG's third quarter 2021 financial results, please refer to its Form 10-Q filing on the company's website at www.englobal.com, or on the SEC's website at www.sec.gov.

Conference Call

Management will host a conference call at 9:00 am Eastern time today to discuss the company's third quarter 2021 financial results, provide updates on potential contract awards, and discuss the company's growth outlook for the remainder of 2021.

To participate in the conference call, please dial in five to ten minutes before the call: (Toll Free) 888-506-0062 domestically, or 973-528-0011 internationally.

Entry code: 220367

The conference call will also be broadcast live over the Internet and can be accessed at: https://www.webcaster4.com/Webcast/Page/2272/43346

The teleconference replay will be available shortly after the completion of the live event through 9:00 am Eastern time on November 11, 2021. You may access the replay by dialing (Toll Free) 877-481-4010 domestically, or 919-882-2331 internationally, and referencing conference ID 43346.

You may also access the replay by visiting the company's web site:

https://www.englobal.com/about-eng/events-and-presentations/

About ENG

ENGlobal (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction and integration of automated control systems as a complete packaged solution for our clients. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: https://www.englobal.com/investors/

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CONTACT:

Market Makers - Investor Relations

Jimmy Caplan

512-329-9505

Email: jimmycaplan@me.com

Market Makers - Media Relations

Rick Eisenberg

212-496-6828

Email: eiscom@msn.com

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